Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations of AT

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included in the final prospectus and definitive proxy statement, dated July 29, 2021. (the “proxy statement/prospectus”), and unaudited condensed consolidated financial statements and the related notes included as Exhibit 99.1 to this Current Report on Form 8-K (this “Form 8-K”). This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in the proxy statement/prospectus.

For purposes of this subsection only, “AT,” “the Company,” “we,” “us” or “our” refer to AgileThought, Inc. and its subsidiaries, unless the context otherwise requires.

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the proxy statement/prospectus.

Overview

We are a leading provider of agile-first, end-to-end digital transformation services in the North American market using onshore and nearshore delivery. We offer client-centric, onshore and nearshore agile-first digital transformation services that help our clients transform by building, improving and running new solutions at scale. Our services enable our clients to leverage technology more effectively to obtain better business outcomes. From consulting to application development and cloud services to data management and automation, we strive to create a transparent, collaborative, and responsive experience for our clients.

Since our inception, we have added a variety of services, acquired several businesses and expanded our operations throughout North America:

●	2000: Founded in Mexico.

●	2015 – 2016: Partnered with Nexxus, completed five acquisitions and established capabilities in digital transformation, cloud solutions, advanced analytics and digital marketing. Also launched digital transformation services.

●	2017: Partnered with Credit Suisse, completed three acquisitions and established capabilities in ecommerce.

●	2018: Acquired 4th Source, expanded U.S. footprint and enhanced presence with clients from the healthcare industry.

●	2019: Acquired AgileThought, LLC, expanded U.S. footprint, enhanced delivery capabilities and presence with large clients within the professional services industry, relocated global headquarters to Dallas, Texas and changed name to AgileThought, Inc.

For the six month period ended June 30, 2021, we had 145 active clients, and for the twelve month period ended June 30, 2021, we had 215 active clients.

As of June 30, 2021 we had 7 delivery centers across the United States, Mexico, Brazil, Argentina and Costa Rica from which we deliver services to our clients. As of June 30, 2021, we had 2,122 billable employees providing services remotely, from our talent centers or directly at client locations in the United States and Latin America. The breakdown of our employees by geography is as follows for the dates presented:

	As of June 30,		As of December 31,
Employees by Geography	2021	2020	2020	2019	2018
United States	367	389	409	464	90
Latin America and Other	2,087	2,046	1,873	2,230	2,653
Total	2,454	2,435	2,282	2,694	2,743

Total headcount remained consistent, with a 19 person increase from June 30, 2020 to June 30, 2021. Our Latin America based headcount increased 41 people from June 30, 2020 to June 30, 2021 whereas our United States based headcount decreased 22 people from June 30, 2020 to June 30, 2021, mainly as a result of our strategy to hire nearshore resources to staff new sold contracts during the first half of 2021. The decrease from December 31, 2019 to December 31, 2020 was primarily attributable to actions implemented in response to the COVID-19 pandemic.

The following table presents our revenue by geography for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
Revenue by Geography	2021	2020	2021	2020	2020	2019	2018
	(in thousands)
United States	$25,423	$29,971	$49,943	$60,715	$113,073	$84,931	$13,721
Latin America and Other	13,517	12,771	26,210	28,684	50,914	88,764	96,806
Total	$38,940	$42,742	$76,153	$89,399	$163,987	$173,695	$110,527

For the three and six months ended June 30, 2021, our revenue was $38.9 million and $76.2 million respectively, as compared to $42.7 million and $89.4 million for the three and six months ended June 30, 2020, respectively. We generated 65.3% and 70.1% of our revenue from clients located in the United States and 34.7% and 29.9% of our revenue from clients located in Latin America and Other for the three months ended June 30, 2021 and 2020, respectively.We generated 65.6% and 67.9% of our revenue from clients located in the United States for the six months ended June 30, 2021 and 2020, respectively, and 34.4% and 32.1% of our revenue from clients located in Latin America and Other for the six months ended June 30, 2021 and 2020, respectively. For the year ended December 31, 2020, our revenue was $164.0 million, an increase of 48.4% from 2018 and a decrease of 5.6% when compared to 2019. For the years ended December 31, 2019 and 2018, our revenue was $173.7 million and $110.5 million, respectively, an increase of 57.2% year over year. We generated 69.0% and 48.9% of our revenue from clients located in the United States for the years ended December 31, 2020 and 2019, respectively, while clients located in Latin America and Other generated 31.0% and 51.1% of our revenue for the years ended December 31, 2020 and 2019, respectively.

The following table presents our income (loss) before income tax for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
	(in thousands)
Income (loss) before income tax	$1,047	$327	$(3,396)	$(7,880)	$(23,991)	$(10,669)	$6,272

Our income before income tax was $1.0 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, and, for the same periods, our income as a percentage of revenue was 2.6% and 0.7%, respectively. Our loss before income tax was $3.4 million and $7.9 million for the six months ended June 30, 2021 and 2020, respectively, and, for the same periods, our loss as a percentage of revenue was 4.6% and 8.8%, respectively. Our income (loss) before income tax was $(24.0) million, $(10.7) million, and $6.3 million for the years ended December 31, 2020, 2019, and 2018, respectively. For the same periods, our income (loss) as a percentage of revenue was (14.6)%, (6.1)% and 5.7%, respectively.

Impact of COVID-19

The COVID-19 pandemic continued to cause substantial global public health and economic challenges during 2020 and our employees, communities and business operations, as well as the global economy and financial markets continue to be affected. We cannot accurately predict the extent to which the COVID-19 pandemic will continue to directly and indirectly impact our business, results of operations and financial condition. Future developments and actions to contain the public health and economic impact of the COVID-19 pandemic on the markets we serve are rapidly evolving and highly uncertain.

To the extent that the remainder of this Management’s Discussion and Analysis of Financial Condition and Results of Operations, refers to a financial or performance metric that has been affected by a trend or activity, that reference is in addition to any impact of the COVID-19 pandemic disclosed in and supplemented by this section. The information contained in this section is accurate as of the date hereof but may become outdated due to changing circumstances beyond our present awareness or control.

Our COVID-19 Pandemic Response

Since the beginning of the COVID-19 pandemic, we have made the safety and well-being of our employees our top priority. As governments lift and re-impose restrictions on group gatherings, commercial operations, and travel, and as vaccines and therapeutics become available, we have applied those changing requirements to our business to maintain the health and safety of our employees and serve our customers in a manner consistent with appropriate public health considerations.

Our Employees

The vast majority of our employees can productively and securely work from a remote location. Our remaining personnel are providing services from our offices or our customers’ facilities. We therefore do not expect that COVID-19 related restrictions on group gatherings and non-essential businesses will have a material adverse effect on our ability to operate our business or productively deliver services to our customers, nor on our financial reporting systems, internal control over financial reporting, or disclosure controls and procedures. In addition, with the increase in remote access to our systems and networks, we have accelerated some ongoing security initiatives and programs.

Many countries where our personnel regularly conduct business have extended or expanded restrictions on travel and immigration from other countries, including a suspension of most immigration and non-immigration visas issued by the United States. Further extensions or tightening of these travel and immigration restrictions may continue to impact our operations. However, we do not believe that the current travel and immigration restrictions will have a material adverse effect on our business or financial condition.

Our Customers

Our adaptive global delivery model enables us to deliver our services and solutions to our customers from remote locations. We continue to provide our customers with the products, services, and solutions they seek to deliver their business results. In addition, we continually assess our customers’ current and future needs for our personnel to work at their facilities and our global delivery centers so that we can deploy resources safely and in accordance with COVID-19 mitigation efforts.

The prolonged deterioration of economic conditions for some of our customers could materially reduce our revenue and profitability. Reduced demand from our customers, persistent financial distress in our customer base, and the continued volatility in macroeconomic conditions have and could continue to adversely impact revenues and decrease the collectability of our trade receivables. Any or all of these factors could negatively impact our results of operations. Depending on the duration of the COVID-19 pandemic and the timing and speed of economic recovery, reduced revenue growth relative to prior years could extend beyond 2021.

We expect continued uncertainty around the pandemic’s impact on our business, results of operations and financial condition. We actively monitor our business and the needs of our employees, customers, and communities to determine the appropriate actions to protect their health and safety and our ongoing operations. This includes actions informed by the requirements and recommendations of public health authorities. Economic and demand uncertainty in the current environment may impact our future results. We continue to monitor the demand for our services including the duration and degree to which we see declines or delays in new customer projects and payment for services performed. Although signs of recovery are starting to be observed during the first half of 2021, the demand for our services mainly in our U.S. operations, our ability to staff such demand and build capacity are key factors that continue to impact our business and results of operations.

We continue to assess how the effects of COVID-19 on the economy may impact human capital allocation, revenues, profitability, and operating expenses.

Acquisitions

We have historically pursued acquisitions that expanded our services capabilities, industry-specific expertise and onshore and nearshore footprint. We plan to selectively pursue “tuck-in” transactions in the future that will help us augment our capabilities, establish new and deeper client relationships and expand our cross-selling opportunities.

In November 2018, we acquired 4th Source, Inc., or 4th Source, headquartered in Tampa, Florida, for a total consideration of $52.8 million. In connection with the acquisition, we agreed to pay certain continuing employees of 4th Source, Inc., up to an aggregate of 8,394 shares of our common stock based on the achievement of certain EBITDA-based performance metrics during each of the following fiscal years: up to 3,222 shares for 2018, up to 4,528 shares for 2019, and up to 644 shares for 2020. The EBITDA-based performance metric was not met in 2020 and the related PSUs were cancelled. The grant fair value of these performance stock units was approximately $2.9 million. The acquisition of 4th Source enhanced our offerings for our healthcare and retail clients and supported our transition into the U.S. market. The acquisition of 4th Source also provided us with more than 500 highly trained bi-lingual consultants located in Merida, Colima, and Mexico City, Mexico, who provide nearshore services to clients in the U.S.

In July 2019, we acquired AgileThought, LLC, headquartered in Tampa, Florida. The fair value of the aggregate consideration on the acquisition date was $60.8 million. In addition, in connection with the acquisition, we have agreed to pay certain continuing employees of AgileThought, LLC up to an aggregate of 3,150 shares of our common stock based on the achievement of certain EBITDA -based performance metrics during each of the following fiscal years: up to 1,050 shares for 2020, up to 1,050 shares for 2021, and up to 1,050 shares for 2022. The EBITDA-based performance metric was not met in 2020 and the related awards were cancelled. The grant fair value of these performance stock units was approximately $1.2 million. The acquisition of AgileThought, LLC enhanced our delivery capabilities to clients in the professional services industry and further supported our transition into the U.S. market. The acquisition of AgileThought, LLC also provided us with approximately 330 employees based primarily across Florida. Following the acquisition, we changed our name from AN Global Inc. to AgileThought, Inc.

Factors Affecting Our Performance

We believe that the key factors affecting our performance and results of operations include our ability to:

Expand Our Client Footprint in the United States

We are focused on growing our client footprint in the United States and furthering the application of our proven business capabilities in the U.S. market. We acquired 4th Source in 2018 and AgileThought, LLC in 2019, both of which are U.S. headquartered and operated companies. These acquisitions have accelerated our growth in the U.S. market. For the three month periods ended June 30, 2021 and June 30, 2020, we had 61 and 60 active clients in the United States respectively, for the six month periods ended June 30, 2021 and June 30, 2020, respectively, we had 68 and 71 active clients in the United States, and for the twelve month period ended June 30, 2021 we had 90 active clients in the United States. As of December 31, 2020, we had 92 active clients in the United States compared to 86 active clients in the United States as of December 31, 2019 and 28 as of December 31, 2018. We define an active client at a specific date as a client with whom we have recognized revenue for our services during the preceding 12-month period. As of June 30, 2021, we had 389 employees located in the United States. We believe we have a significant opportunity to penetrate the U.S. market further and expand our U.S. client base. Our ability to expand our footprint in the United States will depend on several factors, including the U.S. market perception of our services, our ability to increase nearshore delivery successfully, our ability to successfully integrate acquisitions, as well as pricing, competition and overall economic conditions, and to a lesser extent our ability to complete future complementary acquisitions.

Penetrate Existing Clients via Cross-Selling

We seek to strengthen our relationships with existing clients by cross-selling additional services. We have a proven track record of expanding our relationship with clients by offering a wide range of complementary services. From 2018 to 2020, the number of active clients with a minimum annual spend of at least $1.0 million increased from 21 to 29. Our ten largest active clients based on revenue accounted for $25.5 million, or 65.5%, and $30.2 million, or 70.7%, of our total revenue in the three months ended June 30, 2021 and 2020, respectively. Our ten largest active clients based on revenue accounted for $50.2 million, or 65.9%, and $60.8 million, or 68.0%, of our total revenue in the six months ended June 30, 2021 and 2020, respectively. Our ten largest active clients based on revenue accounted for $109.9 million, or 67.0%, $115.2 million, or 66.3%, of our total revenue, and $71.9 million, or 65.1% of our total revenue of our total revenue, in the years ended December 31, 2020, 2019 and 2018, respectively. The average revenue from our ten largest clients was $2.6 million and $3.0 million in the three months ended June 30, 2021 and 2020, respectively, and was $5.0 million and $6.1 million in the six months ended June 30, 2021 and 2020, respectively. The average revenue from our ten largest clients was $10.9 million, $11.5 million and $7.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. The following table shows the active clients concentration from the top client to the top twenty clients, for the periods presented:

	Percent of Revenue for Three Months Ended June 30,		Percent of Revenue for Six Months Ended June 30,		Percent of Revenue for Year Ended December 31,
Client Concentration	2021	2020	2021	2020	2020	2019	2018
Top client	13.5%	20.9%	13.4%	20.7%	17.6%	13.1%	22.7%
Top five clients	43.7%	58.2%	45.7%	56.4%	54.5%	55.8%	51.2%
Top ten clients	65.5%	70.7%	65.9%	68.0%	67.0%	66.3%	65.1%
Top twenty clients	80.4%	82.7%	79.9%	80.5%	79.8%	80.4%	78.3%

The following table shows the number of our active clients by revenue for the periods presented:

	As of June 30,		As of December 31,
Active Clients by Revenue	2021	2020	2020	2019	2018
Over $5 Million	1	3	6	5	3
$2 – $5 Million	4	2	10	15	9
$1 – $2 Million	5	2	13	8	9
Less than $1 Million	135	167	221	254	220
Total	145	174	250	282	241

The decrease in the total number of active clients from June 30, 2020 to June 30, 2021 is mainly related to the completion of smaller customer projects in 2020 that were not subsequently renewed as a result of COVID-19 pandemic effects.

The decrease in the total number of active clients from December 31, 2019 to December 31, 2020 is mainly related to the release of clients from the disposition of our European operations.

The increase in the total number of active clients from December 31, 2018 to December 31, 2019 is mainly related to the clients integrated through the acquisition of AgileThought LLC.

We believe we have the opportunity to further cross-sell our clients with additional services that we have enhanced through recent acquisitions. However, our ability to increase sales to existing clients will depend on several factors, including the level of client satisfaction with our services, changes in clients’ strategic priorities and changes in key client personnel or strategic transactions involving clients, as well as pricing, competition and overall economic conditions.

Attract, Develop, Retain and Utilize Highly Skilled Employees

We believe that attracting, training, retaining and utilizing highly skilled employees with capabilities in next-generation technologies will be key to our success. As of June 30, 2021, we had 2,454 employees. From December 31, 2018 to December 31, 2020, our number of employees decreased from 2,743 to 2,282. The decline is related to COVID-19 pandemic effects our business, as two of our largest customers in the U.S. reduced their IT spending, combined with the contract transition with the largest client in Latin America that prompted certain cost-saving actions such as a headcount reduction. We continuously invest in training our employees and offer regular technical and language training, as well as other professional advancement programs. These programs not only help ensure our employees are well trained and knowledgeable, but also help enhance employee retention. In 2020, our voluntary attrition rate was 20.8%, excluding business dispositions and first-year/non-core project departures, which are typically trainees or very junior employees. If we were to normalize the 2020 voluntary attrition rate by excluding client-related transitions due to COVID-19 or departures related to discontinued operations, including divested businesses (Eprocure in 2020), and non-core, high-turnover projects, the regular course-of-business attrition rate would be 14%.

Strengthen Onshore and Nearshore Delivery with Diversification in Regions

In order to drive digital transformation initiatives for our clients, we believe that we need to be near the regions in which our clients are located and in similar time zones. We have established a strong base for our onshore and nearshore delivery model across Mexico. We also have offices in Argentina, Brazil, Costa Rica and the United States to source diverse talent and be responsive to clients in our core markets. Since January 1, 2018, we have added 4 new delivery centers including one in the United States (Tampa, Florida) and three in Mexico (one in Mexico City and the other two in Merida and Colima as a result of the acquisitions). From December 31, 2018 to December 31, 2020, our delivery headcount decreased by 319 employees, or 14.0%. The decrease is mainly explained by the headcount reductions implemented during 2020 as a result of the COVID-19 pandemic impacts on our business. As we continue to grow our relationships, we will expand our delivery centers in other cities in Mexico and other countries in similar time zones, such as Argentina and Costa Rica. While we believe that we currently have sufficient delivery center capacity to address our near-term needs and opportunities, as the recovery from the COVID-19 pandemic continues to materialize, and as we continue to expand our relationships with existing clients, attract new clients and expand our footprint in the United States, we will need to expand our teams through remote work opportunities and at existing and new delivery centers in nearshore locations with an abundance of technical talent. As we do so, we compete for talented individuals with other companies in our industry and companies in other industries.

COVID-19 Related Updates

In December 2019, a novel coronavirus COVID-19 was reported in China, and in March 2020, the World Health Organization declared it a pandemic. This contagious disease has continued to spread across the globe, including extensively within the United States, and is impacting worldwide economic activity and financial markets, significantly increasing economic volatility and uncertainty. In response to this global pandemic, several local, state, and federal governments have been prompted to take unprecedented steps that include, but are not limited to, travel restrictions, closure of businesses, social distancing, and quarantines.

Starting in March 2020, headwinds to our business related to the pandemic were largely centered around our U.S. customers operating in the professional services industry, as two of our largest customers reduced their IT spending as a result of the negative impacts of the COVID-19 pandemic. After witnessing a low point in December 2020, our business with these two customers started to recover, although recovery to pre-COVID levels is still uncertain. We continue to take precautionary measures intended to minimize the health risk to our employees, customers, and the communities in which we operate. A significant proportion of our employees continue to work remotely while a few are serving customers directly at their locations. Even as certain local governments in the countries in which we operate are beginning to lift restrictions, we have not yet declared a generalized return to our facilities as the safety and health of our team is our top priority. As vaccines and therapeutics become available, we will evaluate a gradual return to our U.S. and Latin America facilities. We continue to deliver services to our customers in this hybrid model and this has resulted in minimal disruption in our operational and delivery capabilities.

In the twelve months ended June 30, 2021, we did not recognize any material allowances to doubtful accounts due to risks posed by the COVID-19 pandemic on our customers’ ability to make payments. We continue to be engaged with all our customers regarding their ability to fulfill their payment obligations. A non-significant number of customers requested extended payment terms during the second and third quarters of 2020, however they have already reverted to their original payment terms. We continue to review our accounts receivable on a regular basis and established processes to ensure payments from our customers.

Key Business Metrics

We regularly monitor several financial and operating metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. Our key non-GAAP and business metrics may be calculated in a different manner than similarly titled metrics used by other companies. See “— Non-GAAP Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

	Six Months Ended June 30,		Year Ended December 31
	2021	2020	2020	2019	2018
Average number of billable employees(1)	2,123	2,146	2,158	2,317	1,949
Revenue per billable employee (1)	$71,004	$90,775	$75,990	$74,965	$56,710
Gross Profit Margin	30.3%	30.8%	30.8%	34.1%	33.5%
Adjusted EBITDA (in thousands)	$3,721	$12,938	$17,865	$24,165	$14,673
Number of large active clients (at or above $1.0 million of revenue in prior 12-month period) as of end of period	27	31	29	28	21
Revenue concentration with top 10 clients	65.9%	68.0%	67.0%	66.3%	65.1%

(1)	Includes 4th Source, Inc. from its acquisition date, November 15, 2018, and AgileThought LLC from its acquisition date, July 19, 2019. For the June 30, 2021 and June 30, 2020 periods, GAAP revenue is calculated on a last twelve month basis.

Average Number of Billable Employees

We monitor our average number of billable employees because we believe it gives us visibility into the size of both, our revenue-producing base and our most significant cost base, which in turn allows us to better understand changes in our utilization rates and gross margins. We calculate the average number of billable employees as the average number of our full-time employees involved in the delivery of our services on the last day of each month in the relevant period, adjusted by significant business acquisitions.

Revenue Per Billable Employee

We monitor revenue per billable employee to understand the value we are delivering to our clients through the services rendered by our delivery base. Revenue per billable employee is calculated as the last twelve months revenue as of the end of the relevant period, adjusted to reflect significant acquisitions, divided by the average number of billable employees for the same period.

Gross Profit Margin

We monitor gross profit margin to understand the profitability of the services we provide to our clients. Gross profit margin is calculated as net revenues for the period minus cost of revenue for the period, divided by net revenues.

Adjusted EBITDA

We monitor Adjusted EBITDA to understand the overall operating profitability of our business. We define and calculate EBITDA as net income (loss) plus income tax expense (benefit), plus interest expense, net, plus depreciation and amortization. Adjusted EBITDA is EBITDA further adjusted to exclude the change in fair value of embedded derivative liabilities, plus change in fair value of contingent consideration obligations, plus equity-based compensation expense, plus impairment charges, plus restructuring expenses, plus foreign exchange (gain) loss, plus (gain) loss on business dispositions, plus (gain) loss on debt extinguishment or debt forgiveness, plus certain transaction costs, plus certain other expense, net. These adjustments also include certain costs and transaction related items that are not reflective of the underlying operating performance of the Company.

See “— Non-GAAP Measures” for additional information and a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

Number of Large Active Clients

We monitor our number of large active clients to better understand our progress in winning large contracts on a period-over-period basis. We define the number of large active clients as the number of active clients from whom we generated more than $1.0 million of revenue in the prior 12-month period. For comparability purposes, we include the clients of the acquired businesses that meet these criteria to properly evaluate total client spending evolution.

Revenue Concentration with Top 10 clients

We monitor our revenue concentration with top 10 clients to understand our dependence on large clients on a period-over-period basis and to monitor our success in diversifying our revenue base. We define revenue concentration as the percent of our total revenue derived from our ten largest active clients.

Components of Results of Operations

Our business is organized into a single reportable segment. The Company´s chief operating decision maker is the CEO, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Net Revenues

Revenue is derived from the several types of integrated solutions we provide to our clients. Revenue is organized by contract type and geographic location. The type of revenue we generate from customers is classified based on: (i) time and materials, and (ii) fixed price contracts. Time and materials are transaction-based, or volume-based contracts based on input method such as labor hours incurred. Fixed price contracts are contracts where price is contractually predetermined. Revenue by geographic location is derived from revenue generated in the United States and Latin America and Other, which includes Mexico, Argentina, Brazil, Costa Rica, Spain and the United Kingdom. Our European operations were disposed in September 2019.

Cost of Revenue

Cost of revenue consists primarily of employee-related costs associated with our personnel and fees from third-party vendors engaged in the delivery of our services, including: salaries, bonuses, benefits, project related travel costs, software licenses and any other costs that relate directly to the delivery of our services.

Gross Profit

Gross profit represents net revenues less cost of revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consists primarily of employee-related costs associated with our sales, marketing, legal, accounting and administrative personnel. Selling, general and administrative expenses also includes legal costs, external professional fees, brand marketing, provision for doubtful accounts, as well as expenses associated with our back-office facilities and office infrastructure, information technology, and other administrative expenses.

Depreciation and Amortization

Depreciation and amortization consist of depreciation and amortization expenses related to customer relationships, computer equipment, leasehold improvements, furniture and equipment, and other assets.

Change in Fair Value of Contingent Consideration Obligations

Changes in fair value of contingent consideration obligations consists of changes in estimated fair value of earnout arrangements entered into as part of our business acquisition process.

Change in Fair Value of Embedded Derivative Liabilities

Changes in fair value of embedded derivative liabilities consists of changes in the fair value of redemption and conversion features embedded within our preferred stock.

Equity-based Compensation Expense

Equity-based compensation expense consists of compensation expenses recognized in connection with performance incentive awards granted to our employees and board members.

Impairment Charges

Impairment charges relate to losses on impairment of goodwill and intangible assets.

Restructuring Expenses

Restructuring expenses consists of costs associated with business realignment efforts and strategic transformation costs resulting from value creation initiatives following business acquisitions, which primarily relate to severance costs from back-office headcount reductions.

Other Operating Expenses, Net

Other operating expenses, net consists primarily of acquisition related costs and transaction costs related to the transaction contemplated hereby, including: legal, accounting, valuation and investor relations advisors, and compensation consultant fees, mainly incurred in preparation to become a public company, as well as other operating expenses.

Interest Expense

Interest expense consists of interest incurred in connection with our long-term debt obligations, and amortization of debt issuance costs.

Other Income (Expense)

Other income (expense) consists of interest income on invested funds, impacts from foreign exchange transactions, gain (loss) on disposition of businesses, gain on loan forgiveness and other expenses.

Income Tax Expense (Benefit)

Income tax expense (benefit) represents expenses or benefits associated with our operations based on the tax laws of the jurisdictions in which we operate. Our calculation of income tax expense (benefit) is based on tax rates and tax laws at the end of each applicable reporting period.

Results of Operations

The following table sets forth our consolidated statements of operations for the presented periods:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020	2020	2019	2018
Net revenues	$38,940	$42,742	$76,153	$89,399	$163,987	$173,695	$110,527
Cost of revenue	26,812	28,059	53,043	61,832	113,465	114,447	73,506
Gross profit	12,128	14,683	23,110	27,567	50,522	59,248	37,021
Operating expenses:
Selling, general and administrative expenses	10,189	6,411	18,957	14,425	31,955	33,854	22,101
Depreciation and amortization	1,719	1,700	3,493	3,545	6,959	6,401	3,878
Change in fair value of contingent consideration obligations	(2,200)	(5,491)	(2,200)	(5,491)	(6,600)	2,349	(3,799)
Change in fair value of embedded derivative liabilities	(1,112)	—	(2,522)	—	—	—	—
Equity-based compensation expense	—	56	12	125	211	1,689	1,506
Impairment charges	—	9,134	—	9,134	16,699	6,639	547
Restructuring expenses	12	1,097	22	1,475	5,524	—	—
Other operating expenses, net	472	212	1,107	499	6,997	3,285	604
Total operating expenses	9,080	13,119	18,869	23,712	61,745	54,217	24,837
Income (loss) from operations	3,048	1,564	4,241	3,855	(11,223)	5,031	12,184
Interest expense	(3,724)	(3,985)	(8,052)	(8,403)	(17,293)	(13,046)	(3,603)
Other income (expense)	1,723	2,748	415	(3,332)	4,525	(2,654)	(2,309)
Income (loss) before income tax	1,047	327	(3,396)	(7,880)	(23,991)	(10,669)	6,272
Income tax expense (benefit)	499	1,343	(109)	1,448	2,341	5,474	2,158
Net income (loss)	548	(1,016)	(3,287)	(9,328)	(26,332)	(16,143)	4,114
Net income (loss) attributable to noncontrolling interests	137	30	167	(99)	(155)	564	(188)
Net income (loss) attributable to the Company	$411	$(1,046)	$(3,454)	$(9,229)	$(26,177)	$(16,707)	$4,302

The following table sets forth our consolidated statements of operations information expressed as a percentage of net revenues for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	68.9%	65.6%	69.7%	69.2%	69.2%	65.9%	66.5%
Gross profit	31.1%	34.4%	30.3%	30.8%	30.8%	34.1%	33.5%
Operating expenses:
Selling, general and administrative expenses	26.2%	15.0%	24.9%	16.1%	19.5%	19.5%	20.0%
Depreciation and amortization	4.4%	4.0%	4.6%	4.0%	4.2%	3.7%	3.5%
Change in fair value of contingent consideration obligations	(5.6)%	(12.8)%	(2.9)%	(6.1)%	(4.0)%	1.4%	(3.4)%
Change in fair value of embedded derivative liabilities	(2.9)%	—%	(3.3)%	—%	—%	—%	—%
Equity-based compensation expense	—%	0.1%	—%	0.1%	0.1%	1.0%	1.4%
Impairment charges	—%	21.4%	—%	10.2%	10.2%	3.8%	0.5%
Restructuring expenses	—%	2.6%	—%	1.6%	3.4%	—%	—%
Other operating expenses, net	1.2%	0.5%	1.5%	0.6%	4.3%	1.8%	0.5%
Total operating expenses	23.3%	30.8%	24.8%	26.5%	37.7%	31.2%	22.5%
Income (loss) from operations	7.8%	3.6%	5.5%	4.3%	(6.9)%	2.9%	11.0%
Interest expense	(9.6)%	(9.3)%	(10.6)%	(9.4)%	(10.5)%	(7.5)%	(3.3)%
Other (expense) income	4.4%	6.4%	0.5%	(3.7)%	2.8%	(1.5)%	(2.0)%
(Loss) income before income tax	2.6%	0.7%	(4.6)%	(8.8)%	(14.6)%	(6.1)%	5.7%
Income tax (benefit) expense	1.3%	3.1%	(0.1)%	1.6%	1.5%	3.2%	2.0%
Net (loss) income	1.3%	(2.4)%	(4.5)%	(10.4)%	(16.1)%	(9.3)%	3.7%
Net income (loss) attributable to noncontrolling interests	0.2%	—%	—%	(0.1)%	(0.1)%	0.3%	(0.2)%
Net (loss) income attributable to the Company	1.1%	(2.4)%	(4.5)%	(10.3)%	(16.0)%	(9.6)%	3.9%

Comparison of Three Months Ended June 30, 2021 and 2020

Net revenues

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Net Revenues	$38,940	$42,742	(8.9)%

Net revenues for the three months ended June 30, 2021 decreased $3.8 million, or 8.9%, to $38.9 million from $42.7 million for the three months ended June 30, 2020. The decline was mainly due to the project scope reductions and suspensions with our clients within the professional services industry driven by the negative impact of the COVID-19 pandemic.

Net Revenues by Geographic Location

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
United States	$25,423	$29,971	(15.2)%
Latin America and other	13,517	12,771	5.8%
Total	$38,940	$42,742	(8.9)%

Net revenues from our United States operations for the three months ended June 30, 2021 decreased $4.6 million, or 15.2%, to $25.4 million from $30.0 million for the three months ended June 30, 2020. The change was driven by an $8.1 million decrease in information technology spending from two customers in the professional services industry due to the COVID-19 pandemic, offset by a $3.8 million increase in scope of work of existing customers, as well as new customers.

Net revenues from our Latin America and other operations for the three months ended June 30, 2021 increased $0.7 million, or 5.8%, to $13.5 million from $12.8 million for the three months ended June 30, 2020. The change was driven by an increase of $1.5 million related to a new customer within the financial services industry, offset by a net $0.8 million decrease in revenues from other customers as a result of project scope reductions due to the COVID-19 pandemic.

Revenues by Contract Type

The following table sets forth net revenues by contract type and as a percentage of our revenues for the periods indicated:

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Time and materials	$32,252	$37,149	(13.2)%
Fixed price	6,688	5,593	19.6%
Total	$38,940	$42,742	(8.9)%

Net revenues from our time and materials contracts for the three months ended June 30, 2021 decreased $4.8 million, or 13.2%, to $32.3 million from $37.1 million for the three months ended June 30, 2020. The main driver of the variation is related to the project scope reductions and suspension with our US clients within the professional services industry due to the effects of the COVID-19 pandemic. Net revenues from our fixed price contracts for the three months ended June 30, 2021 increased $1.1 million, or 19.6%, to $6.7 million from $5.6 million for the three months ended June 30, 2020. The main driver of the increase is related to a fixed price project with a new customer in the financial services industry.

Cost of revenue

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Cost of revenue	$26,812	$28,059	(4.4)%
% of net revenues	68.9%	65.6%

Cost of revenue for the three months ended June 30, 2021, decreased $1.3 million, or 4.4%, to $26.8 million from $28.1 million for the three months ended June 30, 2020. The decrease was primarily driven by a larger proportion of nearshore headcount in 2021, which carries lower cost rates combined with the scope reductions in major projects that had a corresponding decline in net revenues.

Selling, general and administrative expenses

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Selling, general and administrative expenses	$10,189	$6,411	58.9%
% of net revenues	26.2%	15.0%

Selling, general and administrative expenses for the three months ended June 30, 2021 increased $3.8 million, or 58.9%, to $10.2 million from $6.4 million for the three months ended June 30, 2020. The increase was primarily due to a $2.0 million increase in employee costs mostly driven by increased sales headcount and the effect of a new variable compensation plan for the sales and delivery teams, $1.2 million credit recorded in the second quarter of 2020 related to a Tennessee sales tax matter and $0.6 million increase in external professional service related to accounting and tax advisory.

Depreciation and amortization

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Depreciation and amortization	$1,719	$1,700	1.1%
% of net revenues	4.4%	4.0%

Depreciation and amortization for three months ended June 30, 2021 and June 30, 2020 was $1.7 million, respectively.

Change in fair value of contingent consideration obligations

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Change in fair value of contingent consideration obligations	$(2,200)	$(5,491)	(59.9)%
% of net revenues	(5.6)%	(12.8)%

Change in fair value of contingent consideration obligations for the three months ended June 30, 2021 decreased by $3.3 million, or 59.9%, to $(2.2) million from $(5.5) million for the three months ended June 30, 2020. The change is due to the AgileThought LLC business not meeting some of the 2020 and 2021 performance metrics established as part of contingent consideration associated with the acquisition, thus adjusting the fair value of the earnouts of subsequent periods.

Change in fair value of embedded derivative liabilities

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Change in fair value of embedded derivative liabilities	$(1,112)	$—	100%
% of net revenues	(2.9)%	—%

Change in fair value of embedded derivative liabilities for the three months ended June 30, 2021 resulted in a gain of $1.1 million. The gain was primarily driven by a decrease in discount rate used to estimate the fair value to value our embedded derivative liabilities from March 31, 2021 to June 30, 2021.

Equity-based compensation expense

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Equity-based compensation expense	$—	$56	(100.0)%
% of net revenues	—%	0.1%

Equity-based compensation expense for the three months ended June 30, 2021 decreased by $0.1 million, or 100.0%, to $0.0 million from $0.1 million for the three months ended June 30, 2020. During the three months ended June 30, 2020, equity-based compensation expense was recognized in connection with board members’ restricted stock units.

Impairment charges

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Impairment charges	$—	$9,134	(100.0)%
% of net revenues	—%	21.4%

Impairment charges for the three months ended June 30, 2021 decreased by $9.1 million, or 100.0%, to $0.0 from $9.1 million for the three months ended June 30, 2020. During the three months ended June 30, 2020, we recognized $4.9 million of goodwill impairment, $3.5 million of customer relationships impairment and $0.7 million of indefinite-lived intangible asset impairment, resulting from negative impacts of the COVID-19 pandemic and the disposition of a business within our Latin America reporting unit.

Restructuring expenses

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Restructuring expenses	$12	$1,097	(98.9)%
% of net revenues	0.0%	2.6%

Restructuring expenses for the three months ended June 30, 2021 decreased $1.1 million, or 98.9%, to $0.0 million from $1.1 million for the three months ended June 30, 2020. The decrease was primarily due to $1.1 million of costs incurred during the three months ended June 30, 2020 associated with the restructuring implemented in late first quarter 2020 in response to the COVID-19 pandemic.

Other operating expenses, net

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Other operating expense, net	$472	$212	122.6%
% of net revenues	1.2%	0.5%

Other operating expenses, net for the three months ended June 30, 2021 increased by $0.3 million, or 122.6%, to $0.5 million from $0.2 million for the three months ended June 30, 2020. The increase was mainly driven by $0.2 million increase in transaction expenses in connection with preparation to become a public company.

Interest expense

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Interest expense	$(3,724)	$(3,985)	(6.5)%
% of net revenues	(9.6)%	(9.3)%

Interest expense for the three months ended June 30, 2021 decreased by $0.3 million, or 6.5%, to $3.7 million from $4.0 million for the three months ended June 30, 2020. The decrease was due to the partial repayment of First Lien Facility of $22.6 million, from which $20.0 million was related to the proceeds from the issuance of preferred stock that occurred in March 2021.

Other income (expense)

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Other income	$1,723	$2,748	(37.3)%
% of net revenues	4.4%	6.4%

Other income for the three months ended June 30, 2021 decreased by $1.0 million, or 37.3%, to $1.7 million from $2.7 million for the three months ended June 30, 2020. The change was driven by a $1.2 million gain on forgiveness of a Paycheck Protection Program loan recorded in the second quarter of 2021, partially offset by a $1.1 gain on disposition of businesses in 2020, as well as a $1.0 million decrease in net foreign currency exchange gains derived mainly from exchange rate fluctuations during the three months ended June 30, 2021.

Income tax expense (benefit)

	Three Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Income tax expense (benefit)	$499	$1,343	(62.8)%
Effective income tax rate	47.7%	410.7%

Income tax expense for the three months ended June 30, 2021 decreased $0.8 million, or 62.8%, to $0.5 million from $1.3 million for the three months ended June 30, 2020. The decrease was primarily due to a corresponding decline in revenue. For additional information, see Note 9, Income Taxes, to our unaudited condensed consolidated financial statements appearing in Exhibit 99.1 to this Form 8-K.

Comparison of Six Months Ended June 30, 2021 and 2020

Net revenues

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Net Revenues	$76,153	$89,399	(14.8)%

Net revenues for the six months ended June 30, 2021 decreased $13.2 million, or 14.8%, to $76.2 million from $89.4 million for the six months ended June 30, 2020. The decline was mainly due to the suspension or scope reductions in major projects driven by the negative impact of the COVID-19 pandemic.

Net Revenues by Geographic Location

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
United States	$49,943	$60,715	(17.7)%
Latin America and other	26,210	28,684	(8.6)%
Total	$76,153	$89,399	(14.8)%

Net revenues from our United States operations for the six months ended June 30, 2021 decreased $10.8 million, or 17.7%, to $49.9 million from $60.7 million for the six months ended June 30, 2020. The change was driven by a $15.2 million decrease in information technology spending of our two largest customers in the professional services industry, offset by a $4.4 million increase in scope of work of existing customers, as well as new customers.

Net revenues from our Latin America and other operations for the six months ended June 30, 2021 decreased $2.5 million, or 8.6%, to $26.2 million from $28.7 million for the six months ended June 30, 2020. The decrease in revenue is as result of scope reductions in major projects and projects that were not renewed, which were driven by negative impacts of the COVID-19 pandemic.

Net Revenues by Contract Type

The following table sets forth net revenues by contract type and as a percentage of our revenues for the periods indicated:

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Time and materials	$62,792	$78,056	(19.6)%
Fixed price	13,361	11,343	17.8%
Total	$76,153	$89,399	(14.8)%

Net revenues from our time and materials contracts for the six months ended June 30, 2021 decreased $15.3 million, or 19.6%, to $62.8 million from $78.1 million for the six months ended June 30, 2020. The main driver of the decline was related to the suspension of certain projects and scope reductions due to the effects of the COVID-19 pandemic in the two largest clients in the professional services industry in the United States. Net revenues from our fixed price contracts for the six months ended June 30, 2021 increased $2.0 million, or 17.8%, to $13.4 million from $11.3 million for the six months ended June 30, 2020. The main drivers of the increase were the recognition of a license sale during January 2021 for $0.9 million and a fixed price project with a new customer in the financial services industry for $1.5 million, offset by a $0.4 million decrease related to the non-renewal of licenses with other smaller clients.

Cost of revenue

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Cost of revenue	$53,043	$61,832	(14.2)%
% of net revenues	69.7%	69.2%

Cost of revenue for the six months ended June 30, 2021 decreased by $8.8 million, or 14.2%, to $53.0 million from $61.8 million for the six months ended June 30, 2020. The decrease was primarily driven by a larger proportion of nearshore headcount in 2021, which carries lower cost rates combined with the scope reductions in major projects that had a corresponding decline in net revenues.

Selling, general and administrative expenses

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Selling, general and administrative expenses	$18,957	$14,425	31.4%
% of net revenues	24.9%	16.1%

Selling, general and administrative expenses for the six months ended June 30, 2021 increased $4.5 million, or 31.4%, to $19.0 million from $14.4 million for the six months ended June 30, 2020. The increase was primarily due to a $2.1 million increase in employee costs driven mainly by increased sales headcount and the effect of a new variable compensation plan for the sales and delivery teams, $1.2 million credit recorded in the second quarter of 2020 related to a Tennessee sales tax matter, $1.0 million increase in external professional service related to legal, accounting, audit and tax advisory, and $0.2 million in increased cost related to IT infrastructure improvement costs.

Depreciation and amortization

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Depreciation and amortization	$3,493	$3,545	(1.5)%
% of net revenues	4.6%	4.0%

Depreciation and amortization for six months ended June 30, 2021 and June 30, 2020 was $3.5 million, respectively.

Change in fair value of contingent consideration obligations

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Change in fair value of contingent consideration obligations	$(2,200)	$(5,491)	(59.9)%
% of net revenues	(2.9)%	(6.1)%

Change in fair value of contingent consideration obligations for the six months ended June 30, 2021 decreased $3.3 million, or 59.9%, to $(2.2) million from $(5.5) million for the six months ended June 30, 2020. The change is due to the AgileThought LLC business not meeting some of the 2020 and 2021 performance metrics established as part of contingent consideration associated with the acquisition, thus adjusting the fair value of the earnouts of subsequent periods.

Change in fair value of embedded derivative liabilities

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Change in fair value of embedded derivative liabilities	$(2,522)	$—	100.0%
% of net revenues	(3.3)%	—%

Change in fair value of embedded derivative liabilities for the six months ended June 30, 2021 resulted in a gain of $2.5 million. The gain was primarily driven by a decrease in discount rate used to estimate the fair value to value our embedded derivative liabilities from February 2, 2021 (inception date) to June 30, 2021.

Equity-based compensation expense

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Equity-based compensation expense	$12	$125	(90.4)%
% of net revenues	0.0%	0.1%

Equity-based compensation expense for the six months ended June 30, 2021 decreased by $0.1 million, or 90.4%, to $0.0 million from $0.1 million for the six months ended June 30, 2020. For the periods presented, equity-based compensation expense was recognized in connection with board members’ restricted stock units.

Impairment charges

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Impairment charges	$—	$9,134	(100.0)%
% of net revenues	—%	10.2%

Impairment charges for the six months ended June 30, 2021 decreased $9.1 million, or 100.0%, from $9.1 million for the six months ended June 30, 2020. During the six months ended June 30, 2020, we recognized $4.9 million of goodwill impairment, $3.5 million of customer relationships impairment and $0.7 million of indefinite-lived intangible asset impairment, resulting from negative impacts of the COVID-19 pandemic and the disposition of a business within our Latin America reporting unit.

Restructuring expenses

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Restructuring expenses	$22	$1,475	(98.5)%
% of net revenues	—%	1.6%

Restructuring expenses for the six months ended June 30, 2021 decreased $1.5 million, or 98.5%, to $0.0 million from $1.5 million for the six months ended June 30, 2020. The decrease was primarily due to $1.5 million of costs incurred during the six months ended June 30, 2020 associated with the restructuring implemented in late first quarter 2020 in response to the COVID-19 pandemic. At this time, we do not anticipate any additional restructuring charges related to the COVID-19 plan.

Other operating expenses, net

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Other operating expense, net	$1,107	$499	121.8%
% of net revenues	1.5%	0.6%

Other operating expenses, net for the six months ended June 30, 2021 increased $0.6 million, or 121.8%, to $1.1 million from $0.5 million for the six months ended June 30, 2020. The increase was mainly driven by $0.4 million increase related to an adjustment in the balances of value-add tax, and $0.2 million in transaction expenses in connection with the preparation to become a public company.

Interest expense

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Interest expense	$(8,052)	$(8,403)	(4.2)%
% of net revenues	(10.6)%	(9.4)%

Interest expense for the six months ended June 30, 2021 decreased $0.4 million, or 4.2%, to $8.1 million from $8.4 million for the six months ended June 30, 2020. The decrease was due to the partial repayment of First Lien Facility of $22.6 million, from which $20.0 million was related to the proceeds from the issuance of preferred stock that occurred in March 2021.

Other expense (income)

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Other expense (income)	$415	$(3,332)	(112.5)%
% of net revenues	0.5%	(3.7)%

Other expense (income) for the six months ended June 30, 2021 decreased $3.7 million, or 112.5%, to $0.4 million from $(3.3) million for the six months ended June 30, 2020. The decrease was primarily due to a $1.3 million gain on forgiveness of a Paycheck Protection Program loan recorded in 2021, as well as a $3.6 million decrease in net foreign currency exchange losses derived mainly from exchange rate fluctuations during the six months ended June 30, 2021, which was partially offset by a $1.3 million gain on disposition of businesses in 2020.

Income tax (benefit) expense

	Six Months Ended June 30,		% Change
	2021	2020	2021 vs. 2020
	(in thousands, except percentages)
Income tax (benefit) expense	$(109)	$1,448	(107.5)%
Effective income tax rate	3.2%	(18.4)%

Income tax expense for the six months ended June 30, 2021 decreased $1.6 million, or 107.5%, to $(0.1) million from $1.4 million for the six months ended June 30, 2020. For additional information, see Note 9, Income Taxes, to our unaudited condensed consolidated financial statements appearing in Exhibit 99.1 to this Form 8-K.

Comparison of Years Ended December 31, 2020 and 2019

Net revenues

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Net Revenues	$163,987	$173,695	(5.6)%

Net revenues for the year ended December 31, 2020 decreased $9.7 million, or 5.6%, to $164.0 million from $173.7 million for the year ended December 31, 2019. The main drivers of the decrease related to the impact of the COVID-19 pandemic in information technology spending of two of our main customers and a timing-related effect due to a delay in the contract transition with our largest customer in Latin American region. The decrease was partially mitigated by the acquisition of AgileThought, LLC in July 2019, capturing a full year of revenue during the year ended December 31, 2020, as compared to 6.5 months in the year ended December 31, 2019.

Net Revenues by Geographic Location

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
United States	$113,073	$84,931	33.1%
Latin America and other(a)	50,914	88,764	(42.6)%
Total	$163,987	$173,695	(5.6)%

(a)	Other represents an insignificant amount of Europe revenues in 2018 and 2019; there were no Europe sales in 2020.

Net revenues from our United States operations for the year ended December 31, 2020 increased $28.2 million, or 33.1%, to $113.1 million from $84.9 million for the year ended December 31, 2019. The increase was primarily driven by the acquisition of AgileThought, LLC in July 2019, thus only partially capturing revenue during the year ended December 31, 2019, as compared to a full year of revenue during the year ended December 31, 2020. AgileThought, LLC contributed $30.2 million or 107.0% to our revenue growth during the year ended December 31, 2020, partially offset by a $2.0 million or 7.0% decrease in the base U.S. business. However, assuming the acquisition occurred as of January 1, 2019on a pro forma basis, the net revenues from our United States operations would have declined $16.4 million, or 13.0%, compared to the year ended December 31, 2019, mainly due to the negative impact of the COVID-19 pandemic on IT spending of the two largest customers of AgileThought LLC.

Net revenues from our Latin America and other operations for the year ended December 31, 2020 decreased $37.9 million, or 42.6%, to $50.9 million from $88.8 million for the year ended December 31, 2019. Of the total decrease, $16.0 million was driven by a reduction in the service volume to our largest customer in the region, due to the transition to a new master services agreement fully oriented to digital services, $10.5 million was due to the negative impact of the COVID-19 pandemic on the IT spending of other customers in the region, $8.4 million was due to business dispositions, and $3.0 million was related to the gradual exit from projects serving government institutions.

Net Revenues by Contract Type

The following table sets forth net revenues by contract type and as a percentage of our revenues for the years indicated:

	Year Ended December 31,
	2020		2019
	(in thousands, except percentages)
Time and materials	$144,658	88.2%	$151,980	87.5%
Fixed price	19,329	11.8%	21,715	12.5%
Total	$163,987	100%	$173,695	100.0%

Net revenues from our time and materials contracts for the year ended December 31, 2020 decreased $7.3 million, or 4.8%, to $144.7 million from $152.0 million for the year ended December 31, 2019. The decrease was mainly due to the negative impact of the COVID-19 pandemic on the IT spending of two of our largest customers in the United States region. Net revenues from our fixed price contracts for the year ended December 31, 2020 decreased $2.4 million, or 11.0%, to $19.3 million from $21.7 million for the year ended December 31, 2019. The decrease was primarily due to the contract transition of our largest client in Latin America, from fixed price arrangements to a new time and materials master services agreement.

Cost of revenue

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Cost of revenue	$113,465	$114,447	(0.9)%
% of net revenues	69.2%	65.9%

Cost of revenue for the year ended December 31, 2020 decreased $1.0 million, or 0.9%, to $113.5 million from $114.4 million for the year ended December 31, 2019. The change was driven by a $23 million increase in AgileThought LLC acquisition cost of revenue due to a full year of operating results recognized during the year ended December 31, 2020, and a $24 million decrease due to headcount reduction and cost savings strategies as a result of the business reorganization and the impact of the COVID-19 pandemic.

Selling, general and administrative expenses

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Selling, general and administrative expenses	$31,955	$33,854	(5.6)%
% of net revenues	19.5%	19.5%

Selling, general and administrative expenses for the year ended December 31, 2020 decreased $1.9 million, or 5.6%, to $32.0 million from $33.9 million for the year ended December 31, 2019. The decrease was mainly due to a $3.8 million reduction in employee-related costs as a result of headcount decrease and reversal of variable compensation accruals that were suspended due to the COVID-19 pandemic, and a decrease of $1.6 million in expenses associated with our facilities and office infrastructure, a decrease of $0.6 million in travel expenses driven by the COVID-19 pandemic, partially offset by an of $3.8 million increase in external professional services and a full year of operating expenses related to the acquisition of AgileThought LLC.

Depreciation and amortization

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Depreciation and amortization	$6,959	$6,401	8.7%
% of net revenues	4.2%	3.7%

Depreciation and amortization for the year ended December 31, 2020 increased $0.6 million, or 8.7%, to $7.0 million from $6.4 million for the year ended December 31, 2019. This increase was primarily due to a $0.5 million increase in amortization expense due to additions in finite lived intangible assets.

Change in fair value of contingent consideration obligations

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Change in fair value of contingent consideration obligations	$(6,600)	$2,349	(381.0)%
% of net revenues	(4.0)%	1.4%

Change in fair value of contingent consideration obligations for the year ended December 31, 2020 decreased $8.9 million, or 381.0%, to $(6.6) million from $2.3 million for the year ended December 31, 2019. The change was primarily due to the AgileThought LLC business not meeting some of the 2020 performance metrics established as part of contingent consideration associated with this transaction, thus adjusting the fair value of the earnouts of subsequent periods.

Equity-based compensation expense

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Equity-based compensation expense	$211	$1,689	(87.5)%
% of net revenues	0.1%	1.0%

Equity-based compensation expense for the year ended December 31, 2020 decreased $1.5 million, or 87.5%, to $0.2 million from $1.7 million for the year ended December 31, 2019. The decrease was driven by the performance incentive plans related to the acquisitions of AgileThought, LLC, and 4th Source that did not achieve its performance metrics during the year ended December 31, 2020.

Impairment charges

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Impairment charges	$16,699	$6,639	151.5%
% of net revenues	10.2%	3.8%

Impairment charges for the year ended December 31, 2020 increased $10.1 million, or 151.5%, to $16.7 million from $6.6 million for the year ended December 31, 2019. During the year ended December 31, 2020, we recognized $11.6 million of goodwill impairment, $3.5 million of customer relationships impairment and $1.6 million of indefinite-lived intangible asset impairment, resulting from negative impacts of the COVID-19 pandemic and the disposition of a business within our Latin America reporting unit. During the year ended December 31, 2019, we recognized $6.5 million impairment loss due to discontinued fixed-price projects and a shift in how the Company manages the reporting units and $0.2 million of indefinite-lived intangible asset impairment.

Restructuring expenses

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Restructuring expenses	$5,524	$—	100.0%
% of net revenues	3.4%	—%

Restructuring expenses for the year ended December 31, 2020 increased $5.5 million, or 100.0%. The increase was primarily due to $3.1 million of restructuring costs associated with our expense control plan driven by the COVID-19 pandemic. The remaining $2.4 million increase relates to our OneAgileThought restructuring plan to transition to an integrated organization.

Other operating expenses, net

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Other operating expense, net	$6,997	$3,285	113.0%
% of net revenues	4.3%	1.8%

Other operating expenses, net for the year ended December 31, 2020 increased $3.7 million, or 113.0%, to $7.0 million from $3.3 million for the year ended December 31, 2019. The increase was mainly driven by nonrecurring transaction expenses in connection with the preparation to become a public company, which include legal fees of $1.5 million, accounting and tax advisory fees of $1.3 million and $0.9 million of other expenses primarily related to compensation consultants, investor relations advisors and other advisors.

Interest expense

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Interest expense	$(17,293)	$(13,046)	32.6%
% of net revenues	(10.5)%	(7.5)%

Interest expense for the year ended December 31, 2020 increased $4.2 million, or 32.6%, to $17.3 million from $13.0 million for the year ended December 31, 2019. The increase was primarily due to a full year of interest expense recognized in connection with increased borrowings under the First Lien Facility during the year ended December 31, 2020, an increase of $0.5 million in interest expense due to a $4.1 million increase in principal amount of our convertible note payables to related parties and a $0.2 million increase due to amortization of debt issuance costs charged to interest expense.

Other income (expense)

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Other income (expense)	$4,525	$(2,654)	270.5%
% of net revenues	2.8%	(1.5)%

Other income (expense) for the year ended December 31, 2020 increased $7.2 million, or 270.5%, to $4.5 million from $(2.7) million for the year ended December 31, 2019. The increase was primarily due to a $5.6 million increase in net foreign currency exchange gains derived mainly from costs of revenues denominated in Mexican peso and Brazilian real during the year ended December 31, 2020, a $2.0 million increase in gain on disposition of businesses, partially offset by a $0.3 million decrease in interest income earned on our receivables with related parties.

Income tax expense

	Year Ended December 31,		% Change
	2020	2019	2020 vs. 2019
	(in thousands, except percentages)
Income tax expense	$2,341	$5,474	(57.2)%
Effective income tax rate	(9.8)%	(51.3)%

Income tax expense for the year ended December 31, 2020 decreased $3.1 million, or 57.2%, to $2.3 million from $5.5 million for the year ended December 31, 2019. The decrease was primarily due to a $3.3 million decrease in current income taxes related to the reduction in our income from operations due to the COVID-19 pandemic, partially offset by a $0.2 million increase in deferred income taxes. For additional information, see Note 11, Income Taxes, to our audited consolidated financial statements included in the proxy statement/prospectus.

Comparison of Years Ended December 31, 2019 and 2018

Net revenues

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Net Revenues	$173,695	$110,527	57.2%

Net revenues for the year ended December 31, 2019 increased $63.2 million, or 57.2%, to $173.7 million from $110.5 million for the year ended December 31, 2018. The change was primarily driven by the acquisition of AgileThought, LLC in July 2019, as well as the acquisition of 4th Source in 2018 that only captured 45 days of revenues during the year ended December 31, 2018, as compared to a full year of revenue during the year ended December 31, 2019.

Net Revenues by Geographic Location

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
United States	$84,931	$13,721	519.0%
Latin America and other(a)	88,764	96,806	(8.3)%
Total	$173,695	$110,527	510.7%

(a)	Other represents an insignificant amount of Europe revenues in 2019 and 2018.

Net revenues from our United States operations for the year ended December 31, 2019 increased $71.2 million, or 519.0%, to $84.9 million from $13.7 million for the year ended December 31, 2018. The increase was primarily driven by the acquisition of AgileThought, LLC in 2019, which contributed 48.0% to our revenue growth during the year ended December 31, 2019, and the acquisition of 4th Source during 2018, which contributed 56.0% to our revenue growth during the year ended December 31, 2019. The increase in revenue was partially offset by a 4.0% decline in the base U.S. business as a result of the gradual phase out of a large project with the former main client of the region.

Net revenues from our Latin America and Other operations for the year ended December 31, 2019 decreased $8.0 million, or 8.3%, to $88.8 million from $96.8 million for the year ended December 31, 2018. This decrease was primarily driven by business dispositions which generated revenues of $7.0 million and $11.0 million, respectively, during the year ended December 31, 2019 as compared to the year ended December 31, 2018. The decrease in revenue was also due to declining revenues generated with public sector customers, which represented $5.0 million and $9.0 million for the years ended December 31, 2019 and 2018, respectively. The decline was strongly driven by market volatility experienced during late 2018 and 2019 as a result of the change in government in Mexico. This resulted in the Company voluntarily deciding to gradually exit from all engagements in the public sector, due to their cyclical nature.

Net Revenues by Contract Type

The following table sets forth net revenues by contract type and as a percentage of our net revenues for the periods presented:

	Year Ended December 31,
	2019		2018
	(in thousands, except percentages)
Time and materials	$151,980	87.5%	$87,270	79.0%
Fixed price	21,715	12.5	23,257	21.0
Total net revenues	$173,695	100.0%	$110,527	100.0%

Net revenues from our time and materials contracts for the year ended December 31, 2019 increased $64.7 million, or 74.1%, to $152.0 million from $87.3 million for the year ended December 31, 2018. Net revenues from our fixed price contracts for the year ended December 31, 2019 decreased $1.5 million, or 6.6%, to $21.7 million from $23.3 million for the year ended December 31, 2018. The acquisitions of AgileThought, LLC and 4th Source were the main contributors to the increase in revenues from time and materials contracts. Conversely, the fixed price contracts revenue decrease was mainly driven by the decline in revenues from public sector customers in Mexico, as government-related projects are typically based on fixed timelines and budgets. We continued to shift our focus on our business from fixed price contracts to time and materials contracts from 2018 to 2019.

Cost of revenue

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Cost of revenue	$114,447	$73,506	55.7%
% of net revenues	65.9%	66.5%

Cost of revenue for the year ended December 31, 2019 increased $40.9 million, or 55.7% to $114.4 million from $73.5 million for the year ended December 31, 2018. The increase was primarily driven by a $46.0 million increase in employee-related costs as a result of increased headcount from December 31, 2018 to December 31, 2019 due to the 4th Source and AgileThought, LLC acquisitions, partially offset by a $5.6 million decrease from the base business mainly driven by a decrease in employee headcount in Latin America as a result of the revenue decrease in the region.

Selling, general and administrative expenses

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Selling, general and administrative expenses	$33,854	$22,101	53.2%
% of net revenues	19.5%	20.0%

Selling, general and administrative expenses for the year ended December 31, 2019 increased $11.8 million, or 53.2%, to $33.9 million from $22.1 million for the year ended December 31, 2018. The increase was primarily due to the acquisitions of 4th Source and AgileThought, LLC, which represented a $7.8 million increase in employee-related costs and $0.8 million increase in travel expenses as a result of headcount increase, and an increase of $3.1 million in expenses associated with our facilities and office infrastructure as a result of the acquisitions that had independent facilities and services related to them.

Depreciation and amortization

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Depreciation and amortization	$6,401	$3,878	65.1%
% of net revenues	3.7%	3.5%

Depreciation and amortization for the year ended December 31, 2019 increased $2.5 million, or 65.1%, to $6.4 million from $3.9 million for the year ended December 31, 2018. The increase was primarily due to the acquisitions of AgileThought LLC in 2019 and 4th Source in 2018, which contributed with a $0.3 million increase in depreciation expense due to increased additions in property, plant and equipment and a $2.2 million increase in amortization expense due to additions in finite lived intangible assets recognized during the years ended December 31, 2019 and 2018.

Change in fair value of contingent consideration obligations

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Change in fair value of contingent consideration obligations	$2,349	$(3,799)	(161.8)%
% of net revenues	1.4%	(3.4)%

Change in fair value of contingent consideration obligations for the year ended December 31, 2019 increased $6.1 million, or 161.8%, to $2.3 million from $(3.8) million for the year ended December 31, 2018. The increase was primarily related to the adjustment in fair value of the AgileThought, LLC contingent consideration recognized during the year ended December 31, 2019 to reflect the higher probability of achieving the 2019 performance target.

Equity-based compensation expense

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Equity-based compensation expense	$1,689	$1,506	12.2%
% of net revenues	1.0%	1.4%

Equity-based compensation expense for the year ended December 31, 2019 increased $0.2 million, or 12.2%, to $1.7 million from $1.5 million for the year ended December 31, 2018. The increase was primarily due to incremental expenses recognized in connection with the performance incentive plans of key executives.

Impairment charges

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Impairment charges	$6,639	$547	1,114%
% of net revenues	3.8%	0.5%

Impairment charges for the year ended December 31, 2019 increased by $6.1 million, or 1,113.7%, to $6.6 million from $0.5 million for the year ended December 31, 2018. The increase was primarily driven by a $6.5 million impairment charge recognized during the year ended December 31, 2019, due to the discontinuance of fixed price projects in one reporting unit with a large concentration of clients with these types of contracts, which resulted in a fair value adjustment in the reporting unit’s goodwill.

Other operating expenses, net

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Other operating expense, net	$3,285	$604	443.9%
% of net revenues	1.8%	0.5%

Other operating expenses, net for the year ended December 31, 2019 increased $2.7 million, or 443.9%, to $3.3 million from $0.6 million for the year ended December 31, 2018. The change was mainly due to $3.9 million of acquisition-related expenses recognized in connection with our acquisition of AgileThought LLC during the year ended December 31, 2019, as compared to $1.3 million of acquisition-related expenses recognized in connection with our acquisition of 4th Source during the year ended December 31, 2018.

Interest expense

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Interest expense	$(13,046)	$(3,603)	262.1%
% of net revenues	(7.5)%	(3.3)%

Interest expense for the year ended December 31, 2019 increased $9.4 million, or 262.1%, to $13.0 million from $3.6 million for the year ended December 31, 2018. The increase was mainly due to full year interest expense recognized in connection with our First Lien Facility obtained in November 2018. In July 2019 the Company amended and restated its term loan credit agreement for the First Lien Facility to increase its borrowings by an additional $23.0 million and entered into a convertible note payable to related parties for a total of $25.0 million, which led to an increase of $1.1 million and $1.5 million in interest expense, respectively.

Other income (expense)

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Other expense	$(2,654)	$(2,309)	14.9%
% of net revenues	(1.5)%	(2.0)%

Other expense for the year ended December 31, 2019 increased $0.3 million, or 14.9%, to $2.7 million from $2.3 million for the year ended December 31, 2018. The change was primarily due to a $0.9 million gain on a business disposition recognized during the year ended December 31, 2019, partially offset by a $0.5 million loss on extinguishment of debt.

Income tax expense

	Year Ended December 31,		% Change
	2019	2018	2019 vs. 2018
	(in thousands, except percentages)
Income tax expense	$5,474	$2,158	153.7%
Effective income tax rate	(51.3)%	34.4%

Income tax expense for the year ended December 31, 2019 increased $3.3 million, or 153.7%, to $5.5 million from $2.2 million for the year ended December 31, 2018. The increase was primarily due to a $1.9 million increase in current income taxes, as well as a $1.4 million increase in deferred income taxes, which were driven by changes in tax jurisdiction. The Company was domiciled in the United States during the year ended December 31, 2019, and Mexico during the year ended December 31, 2018.

For additional information, see Note 11, Income Taxes, to our audited consolidated financial statements included in the proxy statement/prospectus.

Non-GAAP Measures

To supplement our consolidated financial data presented on a basis consistent with U.S. GAAP, we present certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA. We have included the non-GAAP financial measures because they are financial measures used by our management to evaluate our core operating performance and trends, to make strategic decisions regarding the allocation of capital and new investments and are among the factors analyzed in making performance-based compensation decisions for key personnel. The measures exclude certain expenses that are required under U.S. GAAP. We exclude certain non-cash expenses and certain items that are not part of our core operations.

We believe this supplemental performance measurement is useful in evaluating operating performance, as they are similar to measures reported by our public industry peers and those regularly used by security analysts, investors and other interested parties in analyzing operating performance and prospects. The non-GAAP financial measures are not intended to be a substitute for any GAAP financial measures and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare our performance to that of other companies. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of our non-GAAP measures to the related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view our non-GAAP measures in conjunction with GAAP financial measures.

We define and calculate our non-GAAP financial measures as follows:

●	EBITDA: Net income (loss) plus income tax expense (benefit), plus interest expense, net, and plus depreciation and amortization.

●	Adjusted EBITDA: EBITDA further adjusted to exclude the change in fair value of embedded derivative liabilities, plus the change in fair value of contingent consideration obligations, plus equity-based compensation expense, plus impairment charges, plus restructuring expenses, plus foreign exchange (gain) loss, plus (gain) loss on business dispositions, plus (gain) loss on debt extinguishment or debt forgiveness, plus certain transaction costs, plus certain other expense, net.

The following table presents the reconciliation of our EBITDA and Adjusted EBITDA to our net income (loss), the most directly comparable GAAP measure, for the annual periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(in thousands USD)	2021	2020	2021	2020	2020	2019	2018
Net income (loss)	$548	$(1,016)	$(3,287)	$(9,328)	$(26,332)	$(16,143)	$4,114
Income tax expense (benefit)	499	1,343	(109)	1,448	2,341	5,474	2,158
Interest expense, net	3,701	3,959	8,006	8,353	17,181	12,666	3,105
Depreciation and amortization	1,719	1,700	3,493	3,545	6,959	6,401	3,878
EBITDA	6,467	5,986	8,103	4,018	149	8,398	13,255
Change in fair value of embedded derivative liability	(1,112)	—	(2,522)	—	—	—	—
Change in fair value of contingent consideration obligations	(2,200)	(5,491)	(2,200)	(5,491)	(6,600)	2,349	(3,799)
Equity-based compensation expense	—	56	12	125	211	1,689	1,506
Impairment charges	—	9,134	—	9,134	16,699	6,639	547
Restructuring expenses[1]	12	1,097	22	1,475	5,524	15	48
Foreign exchange (gain) loss [2]	(596)	(1,698)	740	4,398	(3,597)	1,962	2,194
(Gain) loss on business dispositions[3]	—	(1,252)	—	(1,252)	(1,110)	890	—
(Gain) loss on debt extinguishment[4]	(1,243)	—	(1,306)	—	(142)	—	524
Transaction costs[5]	467	210	795	509	6,645	1,996	382
Other expense, net	(1)	(20)	77	22	86	227	16
Adjusted EBITDA	$1,794	$8,022	$3,721	$12,938	$17,865	$24,165	$14,673

[1]	Represents restructuring expenses associated with the ongoing reorganization of our business operations and realignment efforts. For additional information, refer to Note 12, Restructuring, within our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included in Exhibit 99.1 to this Form 8-K, as well as Note 14, Restructuring, within our audited consolidated financial statements for the year ended December 31, 2020 included in the proxy statement/prospectus.
[2]	Represents foreign exchange (gain) loss due to foreign currency transactions.
[3]	Represents a gain on disposition of eProcure during 2020 and a loss on disposition of Spanish operations during 2019. For additional information, refer to Note 8, Other Income (Expense), within our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included in Exhibit 99.1 to this Form 8-K, and Note 10, Other Income (Expense), within our audited consolidated financial statements for the year ended December 31, 2020 included in the proxy statement prospectus.
[4]	Represents a $1.3 million gain on forgiveness of PPP loans during the three and six months ended June 30, 2021, $0.1 million gain on forgiveness of PPP loans during the year ended December 31, 2020, and a $0.5 million loss on debt extinguishment during 2018. For additional information, refer to Note 8, Other Income (Expense), within our unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 included in Exhibit 99.1 to this Form 8-K, and Note 10, Other Income (Expense), within our audited consolidated financial statements for the year ended December 31, 2020 included in the proxy statement/prospectus.
[5]	Represents professional service fees primarily comprised of consulting, transaction services, accounting and legal fees in connection with the merger transaction with LIVK, preparation for becoming a public company, and the closed acquisitions of 4th Source and AgileThought LLC.

Liquidity and Capital Resources

Our main sources of liquidity have been our cash and cash equivalents, cash generated from operations, issuance of preferred stock and proceeds from debt issuance. Our main uses of cash are funds to operate our business, capital expenditures, and business acquisitions.

Our future capital requirements will depend on many factors, including our growth rate. Over the past several years, operating expenses have increased as we have invested in growing our business. Payments of principal and interest on our debt and earnout cash payments following our acquisitions have also been cash outflows. Our operating cash requirements may increase in the future as we continue to invest in the growth of our Company.

As of June 30, 2021, we had $3.8 million of cash and cash equivalents, a decrease of $5.6 million from December 31, 2020. We believe that we have sufficient financial resources to fund our operations for the next 12 months.

Debt

Revolving Credit Facility

In 2018, we entered into a revolving credit agreement (the “Revolving Credit Agreement”) with Monroe Capital Management Advisors LLC for a revolving credit facility that permits us to borrow up to $1.5 million through November 10, 2023. In 2019, we amended the Revolving Credit Agreement to increase the borrowing limit to $5.0 million. Interest is paid monthly and calculated as LIBOR plus a margin of 8.0% to 9.0%, based on the Total Leverage Ratio (as defined in the Revolving Credit Agreement) as calculated in the most recent Compliance Certificate (as defined in the Revolving Credit Agreement). An additional 2.0% interest may be incurred during periods of loan covenant default.

At June 30, 2021, the interest rate was 10.0%. We are required to pay an annual commitment fee of 0.5% on the unused portion of the commitment. At June 30, 2021 and December 31, 2020, we had no availability under the revolving credit facility.

First Lien Facility

In 2018, we entered into the credit agreement for the First Lien Facility with Monroe Capital Management Advisors LLC pursuant to which we were permitted to borrow up to $75.0 million through November 10, 2023. On July 18, 2019, we entered into an amended and restated credit agreement for the First Lien Facility to increase the borrowing amount to $98.0 million. Interest is paid monthly and calculated as LIBOR plus a margin of 8.0% to 9.0%, based on the Total Leverage Ratio (as defined in the First Lien Facility) as calculated in the most recent Compliance Certificate (as defined in the First Lien Facility) delivered quarterly. An additional 2.0% interest may be incurred during periods of loan covenant default. At June 30, 2021, the interest rate was 10.0%. Principal payments of $0.6 million are due quarterly until maturity, at which time the remaining outstanding balance is due. At December 31, 2020, the interest rate was 10.0%. The amended and restated credit agreement for the First Lien Facility was further amended on February 2, 2021, pursuant to which we agreed to pay in lieu of the first two regular quarterly principal installments in 2021 (February 2021 through and including July 2021), six monthly principal payments of $1.0 million from February 2021 through and including July 2021. Further, the Total Leverage Ratio covenant was modified for the periods ending from December 31, 2020 to March 31, 2022.

The amended and restated credit agreement for the First Lien Facility was further amended on April 30, 2021, pursuant to which were permitted to defer, at our election, the $1.0 million monthly installment payments for April and May 2021, and in the event of such election, we would incur a fee of $0.5 million for each such deferred payment that would be payable to the lender upon the maturity date. We elected to defer the April and May 2021 payments and incurred a total of $1.0 million fee payable to the lender. Additionally, the Total Leverage Ratio and Fixed Charges Coverage Ratio (as defined in the First Lien Facility) covenants were modified for the period ended December 31, 2020 and thereafter.

On June 24, 2021, the amended and restated credit agreement for the First Lien Facility was amended to permit the incurrence of indebtedness (the “June Subordinated Debt”) of up to $8.0 million aggregate principal amount (the “Fifth Amendment to First Lien Facility”). Pursuant to the terms of the amendment and a related subordination agreement, the June Subordinated Debt will be subordinated in right of payment to the First Lien Facility. In addition, the amendment modifies our Total Leverage Ratio covenant and Fixed Charges Coverage Ratio covenant to accommodate the incurrence of the June Subordinated Debt. In consideration therefor and for the option to defer the $1.0 million monthly installment payment for April, May, June and July until September, we agreed to pay a fee of $4.0 million that is payable to the lender on the maturity date, which includes the $1.0 million fee payable to the lender pursuant to the April 30, 2021 amendment. Additionally, the $0.5 million fee per deferral that was previously established as part of the April 30, 2021 amendment was removed.

The amended and restated credit agreement for the First Lien Facility was further amended on July 26, 2021 to permit the incurrence of the Exitus Credit Facility.

We were compliant with all amended financial debt covenants as of June 30, 2021. For additional information, see Note 7, Long-term Debt, to our unaudited condensed consolidated financial statements appearing in Exhibit 99.1 to this Form 8-K.

We intend to use a portion of the PIPE subscription financing, the Additional PIPE subscription financing and the trust account to repay certain indebtedness owed under the First Lien Facility at closing. See “Risk Factors — Risks Related to AT’s Business and Industry — Risks Related to AT’s Financial Position and Need for Additional Capital” in the proxy statement/prospectus for a description of how proceeds from the PIPE subscription financing and the trust account is anticipated to be applied at closing.

Second Lien Facility

On July 18, 2019, we entered into the Second Lien Facility which permitted us to borrow $25 million at 13.73% interest. On January 30, 2020, the Second Lien Facility was amended to increase the borrowing amount by $4.1 million. Interest is capitalized every six months and is payable at termination or conversion. The Second Lien Lenders have the option at their election to convert the loan into AT common shares (a) before January 31, 2022 if we file for an initial public offering or enter into a merger agreement or (b) on or after January 31, 2022. If the Second Lien Lenders decide to exercise their option, the number of shares will be determined at the redemption date at a value equal to the outstanding loan balance.

Concurrently with the execution of the merger agreement, we entered into the conversion agreement with the Second Lien Lenders, pursuant to which all of the outstanding total obligations due to each Second Lien Lender under that the Second Lien Facility shall be converted into shares of common stock of AT immediately prior to the business combination. Subsequently, at the effective time of the business combination, such shares of common stock of AT shall automatically be converted into the right to receive the applicable portion of the common merger consideration and each Second Lien Lender shall be entitled to receive their proportionate interest of the common merger consideration as a holder of AT common stock. At close of the business combination, pursuant to the conversion agreement the Second Lien Lenders will receive 115,923 shares of AT common stock immediately prior to the business combination.

The Credit Suisse Lender also agreed, with certain exceptions, to a lock-up for a period ending on the earlier of (a) the date that is 180 days from the closing and (b) the date on which the closing price of shares of Class A common stock on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following 150 days following the date of the closing, with respect to any securities of New AT that they receive as merger consideration under the merger agreement.

On February 2, 2021, we entered into a waiver and third amendment to the Second Lien Facility wherein the Total Leverage Ratio covenant was modified for the periods from December 31, 2020 to March 31, 2022. On April 30, 2021, we entered into the waiver and third amendment to the Second Lien Facility pursuant to which the Total Leverage Ratio and Fixed Charge Coverage Ratio (as defined in the Second Lien Facility) covenants were modified for the period ending December 31, 2020 and thereafter. We were compliant with all amended financial debt covenants as of March 31, 2021. On June 24, 2021 we entered into a fourth amendment to the Second Lien Facility to modify the financial covenants in a manner consistent with the Fifth Amendment to First Lien Facility. We were compliant with all amended financial debt covenants as of June 30, 2021. On July 26, 2021 we entered into a fifth amendment to the Second Lien Facility to permit the incurrence of the Exitus Credit Facility. For additional information, see Note 7, Long-term Debt, to our unaudited condensed consolidated financial statements appearing in Exhibit 99.1 to this Form 8-K.

Paycheck Protection Program Loans

On April 30, 2020, and May 1, 2020, the Company received, through four of its subsidiaries, Paycheck Protection Program loans, or the PPP loans, for a total amount of $9.3 million. The PPP loans bear a fixed interest rate of 1.0% over a two-year term, are guaranteed by the United States federal government, and do not require collateral from the Company. The loans may be forgiven, in part or in full, if the proceeds were used to retain and pay employees and for other qualifying expenditures. The $9.3 million in PPP loans are eligible for forgiveness. The Company submitted its forgiveness applications to the Small Business Administration between November 2020 and January 2021. The monthly repayment terms and/or forgiven amount will be established in the notification letters. On December 25, 2020, $0.1 million of a $0.2 million PPP loan was forgiven. On March 9, 2021, $0.1 million of a $0.3 million PPP loan was forgiven. On June 13, 2021, $1.2 million of a $1.2 million PPP loan was forgiven.

Subordinated Promissory Note

On June 24, 2021, the Company entered into a credit agreement with AGS Group LLC (“AGS Group”) for a principal amount of $0.7 million. The principal amount outstanding under this agreement matures on December 20, 2021 (“Original Maturity Date”) but can be extended until May 19, 2022 (“Extended Maturity Date.”) Interest is due and payable in arrears on the Original Maturity Date at a 14.0% per annum until and including December 20, 2021 and at 20% per annum from the Original Maturity Date to the Extended Maturity Date calculated on the actual number of days elapsed.

Exitus Credit Facility

On July 26, 2021, AgileThought Digital Solutions S.A.P.I. de C.V., a wholly owned subsidiary of AT, entered into a credit facility with Exitus Capital S.A.P.I. de C.V., SOFOM E.N.R. (the “Exitus Facility”), pursuant to which it borrowed $3.7 million. There are no regular interest payments on the debt, however in the event of a payment default, interest will accrue on the overdue balance at a rate equal to 36.0% per annum until such balance is paid. The principal balance of the loan is payable at maturity, which is six months from the date of execution. The Exitus Credit Facility is secured by a pledge by Diego Zavala of certain of his real property located in Mexico City and is subordinated in right of payment to the First Lien Facility.

Cash Flows

The following table summarizes our consolidated cash flows for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Net cash (used in) provided by operating activities	(3,196)	2,039	(1,066)	6,506	8,949
Net cash used in investing activities	(494)	(646)	(1,585)	(47,036)	(52,151)
Net cash (used in) provided by financing activities	(1,992)	7,831	6,606	33,621	48,580

Operating Activities

Net cash (used in) provided by operating activities for the six months ended June 30, 2021 decreased by $5.2 million to ($3.2) million from $2.0 million for the six months ended June 30, 2020. The decrease was mainly driven by a decrease of $0.8 million resulting from changes in our operating assets and liabilities, a decrease of $10.4 million in non-cash items and offset by a decrease of $6.0 million in net loss.

The decrease of $0.8 million resulting from changes in our operating assets and liabilities was primarily driven by (i) the increase of $12.9 million in accounts receivable and (ii) $1.1 million in other current tax assets and liabilities, partially offset by (i) an increase of $6.2 million in accounts payable, (ii) an increase of $4.0 million in accrued liabilities, (iii) an increase of $2.1 million of deferred revenue, and (iv) the increase of $0.7 million in income tax payable.

The decrease of $10.4 million in non-cash items was driven by (i) the increase of $9.1 million in impairment of goodwill and other intangible assets (ii) $5.9 million in foreign currency remeasurement, (iii) $2.5 million from the fair value of embedded derivative liabilities, and (iv) $1.3 million on gain on forgiveness of debt; partially offset by (i) the increase of $3.7 million in obligations for contingent purchase price (ii) the increase of $2.7 million in deferred income tax provision and (iii) the recognition of $1.3 million in gain on divestiture of eProcure (a non-strategic business), (iv) the increase in the amortization of debt issuance cost of $0.4 million associated with prepayment of debt and (v) the increase in the accretion of interest of $0.3 million from Nexxus Capital Equity Fund VI, L. P. and Credit Suisse.

Net cash (used in) provided by the operating activities for the year ended December 31, 2020 decreased $7.6 million to $(1.1) million from $6.5 million for the year ended December 31, 2019. The decrease was mainly driven by an increase of $10.2 million in net loss, a decrease of $2.6 million in non-cash items, partially offset by an increase of $5.2 million resulting from changes in our operating assets and liabilities.

The increase of $5.2 million resulting from changes in our operating assets and liabilities was driven by (i) the cash provided of $16.4 million through improved performance of the Company’s collection efforts of accounts receivable, net for the year ended December 31, 2020 , partially offset by (i) the cash used of $6.2 million in accounts payable, and $1.8 million in accrued liabilities resulting from paying down our vendors’ balances, (iii) decrease of $1.8 million in deferred revenues and (iv) increase of $1.3 million in prepaid expenses and other assets, primarily driven by the impact of the COVID-19 pandemic.

The decrease of $2.6 million in non-cash items was driven by (i) a decrease of $8.6 million of the obligations for contingent purchase price primarily resulting from the $6.6 million fair value adjustment to the expected earnout of AgileThought LLC, (ii) a decrease of $5.6 million in foreign currency re-measurement, (iii) a decrease of $1.5 million in equity-based compensation as certain awards did not meet their respective performance targets as a result of the COVID-19 pandemic and (iv) the recognition of $1.3 million in gain on divestiture of the eProcure (a non-strategic business); partially offset by (i) an increase of $10.1 million related to the recognition of the goodwill, customer relations and tradenames impairment for the year ended December 31, 2020, $1.2 million increase related to depreciation and amortization expense, and (ii) the increase in the accretion of interest of $2.8 million due to a 16% debt increase and the recognition of a full year of interest under the Second Lien Facility.

Net cash provided by operating activities for the year ended December 31, 2019 decreased $2.4 million to $6.5 million from $8.9 million for the year ended December 31, 2018. The change was primarily driven by a decrease of $20.3 million in net income, and $1.1 million resulting from changes in our operating assets and liabilities, offset by an increase of $19.0 million in non-cash items, primarily driven by the inorganic growth from the acquisition of AgileThought LLC during 2019 which impacted several line items within operating cash flows.

The decrease of $1.1 million resulting from changes in our operating assets and liabilities was driven by (i) the cash provided of $3.9 million in accounts receivable, mainly due to the acquisition of AgileThought LLC during the year 2019, and (ii) an increase of $1.2 million in income taxes payable due to the changes in statutory tax rates and the associated remeasurement of the taxes payable in Mexico and the United States arising from the redomiciliation of the Company to the United States; partially offset by (i) the cash used of $6.3 million due to an increase of VAT payment obligations, and (ii) an increase of $1.2 million in lease liabilities due to the acquisition of AgileThought LLC in the United States.

The increase of $19.0 million in non-cash items was driven by (i) an increase of $6.1 million fair value adjustment to the contingent consideration obligation related to AgileThought LLC caused by the underperformance of our business and a benefit of $2.3 million due to an unrelated earnout liability decrease, (ii) an increase of $6.1 million in impairment of goodwill and other intangible assets explained by discontinued projects and the underperformance of specific reporting units; (iii) an increase of $1.4 million in deferred income tax provision arising from a remeasurement of the Company’s deferred tax balances to the prevailing statutory tax rates in connection with its redomiciliation to the United States, (iv) an increase of $2.5 million amortization and depreciation and $1.2 million in right of use asset amortization due to the acquisition of AgileThought LLC in the United States, and (v) the increase in the accretion of interest of $1.6 million caused by the Second Lien Facility.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 decreased $0.1 million to $0.5 million from $0.6 million for the six months ended June 30, 2020 as a result of decrease in capital expenditures.

Net cash used in investing activities for the year ended December 31, 2020 decreased $45.5 million to $1.6 million from $47.0 million for the year ended December 31, 2019. The decrease was primarily driven by the acquisition of AgileThought, LLC for $47.3 million during the year ended December 31, 2019. No acquisitions or divestments occurred during the year ended December 31, 2020. The business disposition related to an Argentina subsidiary that occurred during the year ended December 31, 2020, was settled in a non-cash transaction.

Net cash used in investing activities for the year ended December 31, 2019 decreased $5.1 million to $47.0 million from $52.2 million for the year ended December 31, 2018. The Company acquired AgileThought, LLC (net of cash acquired) for $47.3 million in 2019, and acquired 4th Source LLC for $50.6 million that occurred in 2018.

Financing Activities

Net cash (used in) provided by financing activities for the six months ended June 30, 2021 decreased $9.8 million to ($1.9) million from $7.8 million for the six months ended June 30, 2020. The decrease was primarily driven by (i) a decrease of $21.4 million due to the repayments of borrowings mainly on the loan of Monroe; offset by (i) an increase of $20.0 million in share capital due to the creation and issuance of 2.0 million shares of a new class of preferred stock to the Equity Investors (as defined below); and a decrease and/or usage of (ii) $12.6 million in proceeds from loans to pay (ii) $4.3 million of contingent consideration.

Net cash provided by financing activities for the year ended December 31, 2020 decreased $27.0 million to $6.6 million from $33.6 million for the year ended December 31, 2019. In 2020, the proceeds from bank loans decreased in comparison with 2019, during which significant funds were received to finance several business acquisitions. In 2020, the Company received PPP loans of $9.3 million in response to the COVID-19 pandemic and $4.1 million to finance working capital for pandemic support. These proceeds from banks loans were offset by a decrease of $1.1 million of repayments of borrowings and debt issuance costs and a decrease of $10.0 million in payments of contingent consideration.

Net cash provided by financing activities for the year ended December 31, 2019 decreased $15.0 million to $33.6 million from $48.6 million for the year ended December 31, 2018. During 2019 the proceeds from bank loans decreased in comparison with 2018, as the Company required less funding for business combinations and contractual repayment of borrowings, net of an increase of $3.7 million of payments of contingent consideration.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2021:

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations	$119,459	$19,893	$99,566	$—	$—
Operating lease obligations	8,172	3,464	3,197	1,439	72
Total	$127,631	$23,357	$102,763	$1,439	$72

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

On July 26, 2021, AT entered into a zero-coupon subordinated loan agreement with Exitus Capital in an aggregate principal amount equal to $3.7 million. No periodic interest payments are made and the loan is due on January 26, 2022, with an option to extend up to two additional six month terms. The following loan agreement is not reflected in the contractual obligations table set forth above.

For additional information, see Note 7, Long-term Debt, to our unaudited condensed consolidated financial statements appearing in Exhibit 99.1 to this Form 8-K.

Earnout obligations

The Company records its obligations for contingent purchase price at fair value, based on the likelihood of making contingent earnout payments and stock issuances based on the underlying agreement terms. The earnout payments and value of stock issuances are subsequently remeasured to fair value each reporting date using an income approach determined based on the present value of future cash flows using internal models. As of June 30, 2021, the Company does not have any outstanding stock issuance based earnout obligations.

The following table summarizes the balances of the outstanding cash earnouts for the periods presented:

	Six Months Ended June 30,	Year Ended December 31,
	2021	2020	2019
	(in thousands)
Cash obligations for contingent purchase price	$8,482	$10,304	$22,621

As of June 30, 2021, the $8.5 million outstanding balance accrues interest at an annual interest rate of 12%. The balance shown at June 30, 2021 and December 31, 2020 includes the related accrued interest. In order for the Company to make payments for its contingent purchase price obligations, in addition to having sufficient cash resources to make the payments themselves, the Company must be in compliance with liquidity and other financial and other covenants included in the First Lien Facility. The Company has not been able to satisfy those covenants to date, and the Company does not expect to be able to satisfy those covenants with respect to any such payments until, at the earliest, following the closing of the business combination. Whether the Company is able to satisfy those covenants then will depend on the extent to which the First Lien Facility is repaid at closing of the business combination and the Company’s overall operating and financial performance, and the Company may continue at such time to be unable to satisfy those covenants. If the First Lien Facility is fully repaid at closing of the business combination or the Company is otherwise able to satisfy its covenants and has sufficient cash flows from operating activities, cash on hand or access to borrowed funds to be able to make the payments required under its contingent purchase price obligations, the impact on the Company’s financial position would be a cash outflow of the fixed balance of $8.5 million plus the applicable accrued interest to the date of payment. There can be no assurance that we will have sufficient cash flows from operating activities, cash on hand or access to borrowed funds to be able to make any contingent purchase price payments when required to do so, and any failure to do so at such time could have a material adverse effect on our business, financial condition, results of operations and prospects.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included in the proxy statement/prospectus, as well as unaudited condensed consolidated financial statements, appearing in Exhibit 99.1 to this Form 8-K for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board’s (“FASB”) Account Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

Revenue is recognized when or as control of promised products or services are transferred to the customer in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. In instances where revenue is recognized over time, the Company uses an appropriate input or output measurement method, typically based on the contract or labor volume.

The Company applies judgment in determining the customer’s ability and intention to pay based on a variety of factors, including the customer’s historical payment experience. If there is uncertainty about the receipt of payment for the services, revenue recognition is deferred until the uncertainty is sufficiently resolved. Our payment terms are based on customary business practices and can vary by region and customer type, but are generally 30-90 days. Since the term between invoicing and expected payment is less than a year, we do not adjust the transaction price for the effects of a financing component.

The Company may enter into arrangements that consist of any combination of our deliverables. To the extent a contract includes multiple promised deliverables, the Company determines whether promised deliverables are distinct in the context of the contract. If these criteria are not met, the promised deliverables are accounted for as a single performance obligation. For arrangements with multiple distinct performance obligations, we allocate consideration among the performance obligations based on their relative standalone selling price. The standalone selling price is the price at which we would sell a promised good or service on an individual basis to a customer. When not directly observable, the Company generally estimates standalone selling price by using the expected cost plus a margin approach. The Company reassesses these estimates on a periodic basis or when facts and circumstances change.

Revenues related to software maintenance services are recognized over the period the services are provided using an output method that is consistent with the way in which value is delivered to the customer.

Revenues related to cloud hosting solutions, which include a combination of services including hosting and support services, and do not convey a license to the customer, are recognized over the period as the services are provided. These arrangements represent a single performance obligation.

For software license agreements that require significant customization of third-party software, the software license and related customization services are not distinct as the customization services may be complex in nature or significantly modify or customize the software license. Therefore, revenue is recognized as the services are performed in accordance with an output method which measures progress towards satisfaction of the performance obligation.

Revenues related to our non-hosted third-party software license arrangements that do not require significant modification or customization of the underlying software are recognized when the software is delivered as control is transferred at a point in time.

Revenues related to consulting services (time-and-materials), transaction-based or volume-based contracts are recognized over the period the services are provided using an input method such as labor hours incurred.

The Company may enter into arrangements with third party suppliers to resell products or services, such as software licenses and hosting services. In such cases, the Company evaluates whether the Company is the principal (i.e., report revenues on a gross basis) or agent (i.e., report revenues on a net basis). In doing so, the Company first evaluates whether it controls the good or service before it is transferred to the customer. In instances where the Company controls the good or service before it is transferred to the customer, the Company is the principal; otherwise, the Company is the agent. Determining whether we control the good or service before it is transferred to the customer may require judgment.

Some of our service arrangements are subject to customer acceptance clauses. In these instances, the Company must determine whether the customer acceptance clause is substantive. This determination depends on whether the Company can independently confirm the product meets the contractually agreed-upon specifications or if the contract requires customer review and approval. When a customer acceptance is considered substantive, the Company does not recognize revenue until customer acceptance is obtained.

Client contracts sometimes include incentive payments received for discrete benefits delivered to clients or service level agreements and volume rebates that could result in credits or refunds to the client. Such amounts are estimated at contract inception and are adjusted at the end of each reporting period as additional information becomes available only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur.

Business Combinations

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations, by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values. Contingent consideration is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is re-measured to fair value as of each reporting date until the contingency is resolved, and subsequent changes in fair value are recognized in earnings. Acquisition-related costs are expensed as incurred within other operating expenses, net.

Equity-Based Compensation

We recognize and measure compensation expense for all equity-based awards based on the grant date fair value.

For performance share units (“PSUs”), we are required to estimate the probable outcome of the performance conditions in order to determine the equity-based compensation cost to be recorded over the vesting period. Vesting is tied to performance conditions that include the achievement of EBITDA-based metrics and/or the occurrence of a liquidity event.

The grant date fair value is determined based on the fair market value of the Company’s shares on the grant date of such awards. Because there is no public market for the Company’s equity, the Company determines the fair value of shares by using an income approach, specifically a discounted cash flow method, and in consideration of a number of objective and subjective factors, including the Company’s actual operating and financial performance, expectations of future performance, market conditions and liquidation events, among other factors.

Determining the fair value of equity-based awards requires estimates and assumptions, including estimates of the period the awards will be outstanding before they are exercised and future volatility in the price of our common shares. We periodically assess the reasonableness of our assumptions and update our estimates as required. If actual results differ significantly from our estimates, equity-based compensation expense and our results of operations could be materially affected. The Company’s accounting policy is to account for forfeitures of employee awards as they occur.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included in the proxy statement/prospectus, as well as our unaudited condensed consolidated financial statements appearing in Exhibit 99.1 to the Form 8-K for a description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

As of June 30, 2021, we had cash and cash equivalents of $3.8 million. Interest-earning instruments carry a degree of interest rate risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. As of June 30, 2021, we had $75.8 million of borrowings under our First Lien Facility. Interest on the loans under the First Lien Facility accrues, at our option, at a rate per annum equal to either (i) the London Inter-Bank Offered Rate (using one-month interest period), or LIBOR, plus an applicable margin based on our consolidated total leverage ratio (subject to a LIBOR floor of 1.00%), or (ii) the base rate plus an applicable margin based on our consolidated total leverage ratio, in each case payable monthly in arrears. We have also borrowed $29.1 million pursuant to our Second Lien Facility, which bears interest at a fixed rate per annum equal to 13.73%, which is capitalized semi-annually. As of June 30, 2021, the balance under the Second Lien Facility was $35.2 million. A hypothetical 10% change in interest rates would have resulted in a $0.35 million and $0.75 million increase in our interest expense for the three and six months ended June 30, 2021 respectively.

Foreign Currency Exchange Risk

We conduct business in multiple countries and currencies, which exposes us to risks associated with fluctuations in currency exchange rates. Our reporting currency is the U.S. dollar, but we transact business in other currencies, principally the Mexican peso and the Brazilian real. Any necessary foreign currency transactions, principally retranslation of monetary items such as short-term inter-company balances and borrowings, are effected using the exchange rates prevailing on the dates of the transactions. In addition, the assets and liabilities of each of our subsidiaries are translated into U.S. dollars at exchange rates in effect at each balance sheet date and operations accounts are translated using the average exchange rate for the relevant period. Foreign currency translation adjustments are accounted for as a component of comprehensive income and reflected in the foreign exchange translation reserve and in comprehensive income on the statement of changes in equity.

In the year ended December 31, 2018, 70% of our revenue was denominated in Mexican pesos, 12% in U.S. dollars, 10% in Euros, 6% in Brazilian reals, and 2% in other currencies. In the year ended December 31, 2019, 41% of our sales were denominated in Mexican pesos, 47% in U.S. dollars, 6% in Brazilian reals, 4% in Euros and 2% in other currencies. In the year ended December 31, 2020, 24% of our sales were denominated in Mexican pesos, 69% in U.S. dollars, 5% in Brazilian reals and 1% in other currencies. In the three months ended June 30, 2021, 29.6% of our sales were denominated in Mexican pesos, 65.3% in U.S. dollars and 5% in Brazilian reals and 0.1% in other currencies. In the six months ended June 30, 2021, 29.5% of our sales were denominated in Mexican pesos, 65.6% in U.S. dollars, 4.8% in Brazilian reals and 0.1% in other currencies. As a result, the weakening of the Mexican peso and the Brazilian real against the U.S. dollar presents the most significant currency risks to our consolidated revenue.

Based on our results for the year ended December 31, 2019, from a translation point of view, a (1.0%) devaluation in the value of the Mexican peso, Brazilian real and other currencies against the U.S. dollar would have decreased our revenue by $(0.9) million and decreased our total costs of revenue and operating expenses by $(1.0) million. Based on our results for the year ended December 31, 2020, from a translation point of view, a (1.0)% devaluation in the Mexican peso, Brazilian real and other currencies against the U.S. dollar would have decreased our revenue by $(0.5) million and decreased our total costs of revenue and operating expenses by $(0.7) million. Based on our results for the six months ended June 30, 2021, from a translation point of view, a (1.0)% devaluation in the Mexican peso, Brazilian real and other currencies against the U.S. dollar would have decreased our revenue by $(0.3) million and decreased our total costs of revenue and operating expenses by $(0.3) million.

Our operations in the United States that are based on the nearshore model delivered from Mexico would have been impacted in terms of gross margin in the opposite manner from that described above, as a devaluation of the Mexican peso would reduce our cost of revenue, while an appreciation of the Mexican peso would result in an increase in our cost of revenue. For the year ended December 31, 2020, a 1% appreciation of the Mexican peso would have resulted in a cost increase for our U.S. business in the amount of $0.5 million, while a 1% depreciation of the Mexican peso would have resulted in a cost decrease of $(0.5) million. For the six months ended June 30, 2021, a 1% appreciation of the Mexican peso would have resulted in a cost increase for our U.S. business in the amount of $0.2 million, while a 1% depreciation of the Mexican peso would have resulted in a cost decrease of $(0.2) million.

To date, currency fluctuations have not had a material impact on our results of operations. We continue to monitor whether hedging is appropriate based on fluctuations in our foreign currency exposure.